                                              FILED PURSUANT TO RULE 424 (b) (3)
                                                      REGISTRATION NO. 333-31342


PROSPECTUS SUPPLEMENT NO. 23 DATED NOVEMBER 13, 2001 TO PROSPECTUS DATED APRIL 6, 2000, AS SUPPLEMENTED ON APRIL 17, 2000, APRIL 25, 2000, MAY 8, 2000, MAY 22,
2000, MAY 30, 2000, JUNE 9, 2000, JUNE 21, 2000, JULY 5, 2000, JULY 19, 2000,
JULY 27, 2000, AUGUST 16, 2000, AUGUST 24, 2000, SEPTEMBER 1, 2000, SEPTEMBER 18, 2000, OCTOBER 2, 2000, OCTOBER 16, 2000, NOVEMBER 17, 2000, DECEMBER 15,
2000, JANUARY 23, 2001, JANUARY 31, 2001, MAY 25, 2001, AND OCTOBER 24, 2001.




                              i2 TECHNOLOGIES, INC.


    $350,000,000 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE DECEMBER 15, 2006
                                       AND
     9,211,580 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, is hereby amended to add the following information:

                                                                                                         SHARES OF
                                                                   PRINCIPAL AMOUNT    PERCENTAGE OF    COMMON STOCK
                                                                     OF NOTES THAT         NOTES        THAT MAY BE
NAME OF SELLING SECURITYHOLDER                                        MAY BE SOLD       OUTSTANDING        SOLD(1)
------------------------------                                     ----------------    --------------   -------------
Hull Overseas, Ltd..............................................         $   250,000         *                  6,579
J.M. Hull Associates............................................             250,000         *                  6,579

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 35-37 of the prospectus, as supplemented prior to the date of this prospectus supplement, with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                                                         SHARES OF
                                                                   PRINCIPAL AMOUNT    PERCENTAGE OF    COMMON STOCK
                                                                     OF NOTES THAT         NOTES        THAT MAY BE
NAME OF SELLING SECURITYHOLDER                                        MAY BE SOLD       OUTSTANDING        SOLD(1)
------------------------------                                     -----------------   -------------    -------------
McMahan Securities Co. LP.......................................           $      --        --                   --
New York Life Insurance Company.................................           9,650,000       2.8%             253,976
Scudder Dividend and Growth Fund................................                  --        --                   --

-----------
 *   Indicates less than one percent.

(1)  Assumes full conversion of the notes held by each holder at the rate of
     26.3188 shares per each $1,000 in principal amount of notes.